Exhibit 99.1

Accountants’ Statement

April 1, 2013

To Whom It May Concern:

RE: Sigma Labs, Inc. SEC Form 12b-25 Filing

Due to our scheduling and staffing issues we were unable to complete our audit of the financial statements of Sigma Labs, Inc. prior to the due date of the December 31, 2012 Form 10-K. We requested Management to file a Form 12b-25 in anticipation that we would complete the audit and issue our report by the 15th day following the prescribed due date.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, UT 84111